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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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First Horizon Pharmaceutical Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST HORIZON PHARMACEUTICAL CORPORATION 6195 SHILOH ROAD ALPHARETTA, GEORGIA 30005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 31, 2005

TO OUR STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting (the "Annual Meeting") of Stockholders of First Horizon Pharmaceutical Corporation, a Delaware corporation ("First Horizon"), will be held at 6195 Shiloh Road, Alpharetta, Georgia 30005, on Tuesday, May 31, 2005, at 1:00 p.m., Eastern Daylight Time, for the following purposes:

  1.
  To elect three Class C Directors to First Horizon's Board of Directors for a three year term;

  2.
  To consider and act upon the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of First Horizon for the year ending December 31, 2005; and

  3.
  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

        Only stockholders who held their shares at the close of business on April 15, 2005, the record date, are entitled to notice of, and to vote at the Annual Meeting or any adjournments or postponements thereof.

        A copy of First Horizon's 2004 Annual Report containing financial statements is enclosed.

        YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET. IF YOU WISH, YOU MAY REVOKE YOUR PROXY PRIOR TO THE TIME IT IS VOTED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

By Order of the Board of Directors

John N. Kapoor, Ph.D. Chairman of the Board

Alpharetta, Georgia
April 22, 2005

FIRST HORIZON PHARMACEUTICAL CORPORATION
 6195 SHILOH ROAD
ALPHARETTA, GEORGIA 30005

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 31, 2005

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

         The enclosed proxy is solicited by and on behalf of the Board of Directors of First Horizon Pharmaceutical Corporation, a Delaware corporation ("First Horizon"), for use at First Horizon's 2005 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 31, 2005 at 1:00 p.m., Eastern Daylight Time, at First Horizon's Corporate Headquarters at 6195 Shiloh Road, Alpharetta, Georgia 30005, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

        First Horizon is bearing all the expenses associated with this solicitation. In addition to solicitation by mail, officers, directors and employees of First Horizon, who will receive no additional compensation for their services, may solicit proxies by fax, personal calls and via the Internet. First Horizon does not intend to engage a paid outside solicitor, however, in the event First Horizon determines to do so, it anticipates that it will hire MacKenzie Partners, Inc. at an approximate cost to First Horizon of $8,500 plus expenses. First Horizon has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and First Horizon will reimburse such brokers and nominees for their related out-of-pocket expenses.

        Other than the matters set forth in this proxy material, management is not aware of any other matters that may come before the meeting. If any other business should properly come before the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote the shares represented by the effective proxies and will vote them in accordance with their best judgment.

        These proxy materials and the accompanying Annual Report are being mailed on or about April 22, 2005 to our stockholders of record on April 15, 2005.

IMPORTANT

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES EITHER BY MAIL OR VIA THE INTERNET. IF YOU CHOOSE TO VOTE YOUR SHARES BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO FIRST HORIZON'S TRANSFER AGENT AT LASALLE BANK NATIONAL ASSOCIATION, ATTENTION: PROXY DEPARTMENT, 135 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60603, TO BE RECEIVED NO LATER THAN MAY 27, 2005. IF YOU CHOOSE TO VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO FIRST HORIZON OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROVIDING YOUR PROXY PROMPTLY.

VOTING PROCEDURES

RECORD DATE

        First Horizon's Board of Directors has fixed the close of business on April 15, 2005, as the record date for determining which stockholders are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, 36,003,056 shares of First Horizon's common stock were outstanding.

QUORUM

        The presence, in person or by proxy, of the holders of a majority of First Horizon's outstanding shares of common stock on the record date is necessary to constitute a quorum at the Annual Meeting. A quorum must be present at the Annual Meeting to transact business at the meeting.

VOTING

        Each share of common stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. Stockholders are not entitled to cumulate their votes. Pursuant to First Horizon's Amended and Restated Bylaws, directors are elected by a plurality of the votes cast by stockholders entitled to vote and present in person or represented by proxy at a meeting at which a quorum is present. If a quorum is present at the Annual Meeting, the three nominees who receive the greatest number of votes cast in their favor by the stockholders present, in person or by proxy, and entitled to vote thereon will be elected as Class C Directors. The ratification of BDO Seidman, LLP as the independent registered public accounting firm of First Horizon for the fiscal year ending December 31, 2005 must receive a "FOR" vote from a majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

        Only votes actually cast will be counted for the purpose of determining whether a particular nominee receives more votes than the persons, if any, nominated for the same seat on the Board of Directors and whether the stockholders present and entitled to vote at the Annual Meeting ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of First Horizon.

        A stockholder may withhold votes from any or all nominees or may abstain from voting on the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of First Horizon by notation on the proxy card, by telephone or via the Internet. If a stockholder properly executes and returns the enclosed proxy card or follows and completes the instructions for telephone or Internet voting but does not indicate the stockholder's voting instructions, the person named in the proxy card, in his sole discretion, will vote the proxy for the election of the nominees listed below as directors of First Horizon and for the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of First Horizon.

        Each of the proposals of First Horizon will be considered separately. You may vote "FOR", "AGAINST" or "ABSTAIN" for each proposal.

REVOCABILITY OF PROXIES

        You may revoke any proxy that you have granted, either through the enclosed proxy card or via the Internet, at any time prior to the time it is voted at the Annual Meeting by:

  •
  delivering written notice of revocation to our Secretary at First Horizon's Corporate Headquarters located at 6195 Shiloh Road, Alpharetta, GA 30005;

  •
  delivering an executed proxy bearing a later date to First Horizon's Secretary at the above referenced address;

  •
  following the instructions described at the telephone number that permits telephone voting at a later date;

  •
  following the instructions described on the website that permits Internet voting at a later date; or

  •
  attending the Annual Meeting and voting in person.

EFFECT OF ABSTENTIONS ON QUORUM AND VOTING

        If you abstain from voting, your shares will be deemed present at the Annual Meeting for purposes of determining whether a quorum is present. As noted above, each Class C Director will be elected by a plurality of the votes cast. Abstentions will be treated as votes cast at the Annual Meeting. Since directors are elected by a plurality of the votes cast, however, abstentions will not affect the outcome of this matter. The ratification of BDO Seidman, LLP as the independent registered public accounting firm of First Horizon and any other proposals that come before the Annual Meeting will require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Abstentions will be counted as shares present and entitled to vote at the meeting and, consequently, will have the same effect as a vote "AGAINST" such proposals.

EFFECT OF BROKER NON-VOTES ON QUORUM AND VOTING

        If a broker holds your shares in street name, you are the beneficial owner of those shares and not the record owner. You should therefore instruct your broker how to vote your shares. As the beneficial owner, rather than record owner, if you would like to vote your shares at the Annual Meeting you must obtain a "legal proxy" from the broker that holds your shares.

        If you do not instruct your broker how to vote your shares, your broker is generally entitled, under rules of self-regulatory organizations governing brokers, to vote your shares on routine matters such as the election of directors. On non-routine matters, brokers must obtain voting instructions from their customers. Even though broker non-votes will be counted for purposes of determining whether a quorum is present, they will not be counted for purposes of determining the number of votes cast or entitled to vote at the Annual Meeting.

        If your broker chooses not to exercise its discretionary voting authority, the applicable shares present at the meeting will not be counted as votes cast "for" or "against" the election of the Class C Directors, the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of First Horizon or any other proposal that properly comes before the Annual Meeting and will not directly affect the outcome of any of the proposals to be voted on at the Annual Meeting.

PROXY PROCEDURE

        When a proxy card is properly dated, executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. Furthermore, when the Internet voting instructions are properly followed and completed, the shares represented will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If no specific instructions are specified, the shares will be voted "for" the election of the three director nominees described below and for the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of First Horizon. If other matters properly come before the Annual Meeting, the person named in the accompanying proxy will vote in accordance with his best judgment with respect to such matters.

PROPOSAL I
ELECTION OF CLASS C DIRECTORS

        The persons named in the enclosed proxy card will vote to elect the nominees named below under "Nominees for Class C Director" unless instructed otherwise in the proxy. The three nominees receiving the greatest number of votes shall be the persons elected as Class C Directors. Shares represented by proxies which are marked "withhold authority" for a nominee will have the same effect as a vote "against" the nominee when determining which nominees received a plurality of the votes cast at the Annual Meeting. The Class C Directors are to hold office until the 2008 annual meeting of stockholders or until their respective successors are duly qualified and elected.

        The name and certain information concerning the persons nominated to be elected as Class C Directors by the Board of Directors at the Annual Meeting is set forth below.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW UNDER "NOMINEES FOR CLASS C DIRECTOR."

        Although the nominees, Pierre Lapalme, William J. Robinson and Patrick J. Zenner, have consented to serve as a director if elected, and the Board of Directors has no reason to believe that the nominees will be unable to serve as a director, if a nominee withdraws or otherwise becomes unavailable to serve prior to the election at the Annual Meeting, the persons named as proxies in the enclosed proxy card may vote for any substitute nominee designated by the Board of Directors or otherwise properly nominated. The following information regarding First Horizon's directors and executive officers, including the nominees, is relevant to your consideration of the slate proposed by the Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS

        The current directors, director nominees and executive officers of First Horizon are as follows:

Name	Age	Position
Patrick P. Fourteau	57	Chief Executive Officer, President and Director
Darrell Borne	43	Chief Financial Officer, Secretary and Treasurer
Sam F. Gibbons	57	Vice President of Sales
Michael Mavrogordato	53	Vice President of Business Development
Alan T. Roberts	38	Vice President of Scientific Affairs
Leslie Zacks	36	Vice President of Legal and Administration
John N. Kapoor, Ph.D. (1)	61	Chairman of the Board
Jerry N. Ellis (2)(3)	67	Director
Pierre Lapalme (1)(2)(4)	64	Director
William J. Robinson	57	Director
Jon S. Saxe (2)(3)(4)	68	Director
Patrick J. Zenner (3)(4)	56	Director

(1)
Member of the Mergers and Acquisitions Committee.
(2)
Member of the Audit Committee.
(3)
Member of Nominating and Corporate Governance Committee.
(4)
Member of the Compensation Committee.

        The Board of Directors is divided into three classes, with each class holding office for staggered three-year terms. Class A and Class B consist of two directors. Class C consists of three directors. The term of our Class C Directors, Pierre Lapalme, William J. Robinson and Patrick J. Zenner, expires in 2005 at the Annual Meeting for which proxies are being solicited pursuant to this Proxy Statement. The terms of Class B Directors, Patrick P. Fourteau and John S. Saxe, expire in 2007 and the terms of the Class A Directors, Jerry N. Ellis and John N. Kapoor, Ph.D., expire in 2006. All executive officers of First Horizon are chosen by the Board of Directors and serve at its discretion. There are no family relationships among First Horizon's officers and directors.

NOMINEES FOR CLASS C DIRECTOR

        The Board of Directors has nominated Pierre Lapalme, William J. Robinson and Patrick J. Zenner for election as Class C Directors to the Board of Directors at the Annual Meeting, each to serve until the 2008 Annual Meeting of Stockholders or until their successors are elected and qualified or until their earlier resignation or removal. The shares represented by the returned proxy cards or via the Internet will be voted "for" the election of these nominees unless you specify otherwise or unless authority to vote for either nominee has been withheld in the proxy.

        Pierre Lapalme was elected a director in April 2000. His term as director will expire at the Annual Meeting. Mr. Lapalme served as the President and Chief Executive Officer of Ethypharm Inc. (North America), a global drug delivery systems company, from 1995 through July 2004. He served as non-executive Chairman of the Board of DiagnoCure Inc. from 1995 until March 2005. He is a director of BioMarin Pharmaceutical Inc., International Wex Technologies and Bioxel Pharma Inc. and is a former member of the Board of Directors of the National Pharmaceutical Council U.S.A. and of the Pharmaceutical Manufacturers Association of Canada (PMAC). From 1979 to 1990, Mr. Lapalme was Chief Executive Officer and President of Rhone-Poulenc Canada Inc. and Rhone-Poulenc Pharmaceuticals North America. He was appointed Senior Vice President and General Manager Rhone-Poulenc Rorer North America in 1990 and served in that position until 1994. Mr. Lapalme attended both the University of Western Ontario and INSEAD France.

        William J. Robinson was elected a director in April 2005. His term as director will expire at the Annual Meeting. In addition to being a director, Mr. Robinson serves as the Executive Vice President of Global Operations for the UCB Group. Mr. Robinson began his employment with the UCB Group in April 2005. Prior to being elected as a director, from 2004 to 2005 Mr. Robinson served as the Interim Vice President of Commercial Organizational Development for First Horizon. From 2000 to 2004, Mr. Robinson served as the Vice President of Sales and Marketing (USA) of Eli Lilly and Company ("Eli Lilly"). From 1998 to 2000, Mr. Robinson served as Vice President of Lilly Research Labs and team leader of the Prozac product team. From 1997 to 1998, Mr. Robinson served as Area Director Asia Pacific region Singapore for Eli Lilly. From 1976 to 1997, Mr. Robinson served in various other capacities at Eli Lilly.

        Patrick J. Zenner was elected a director in May 2002. His term as director will expire at the Annual Meeting. From 1993 to 2001, Mr. Zenner served as President and Chief Executive Officer of Hoffmann-LaRoche Inc. and served on its Global Pharmaceutical Executive Committee. From 1969 to 1993, Mr. Zenner held various positions at Hoffmann-LaRoche including sales representative and Vice President and General Manager of Roche Laboratories. He is a director of Dendrite International, Praecis Pharmaceuticals Inc., Genron Corporation, Exact Sciences, Inc., West Pharmaceutical Services, Arqule, Inc., CuraGen Corp., and Xoma Ltd. and is also a director of two private companies. Mr. Zenner received a B.S.B.A. from Creighton University and an M.B.A. from Fairleigh Dickinson University.

DIRECTORS NOT STANDING FOR ELECTION AND EXECUTIVE OFFICERS

Class B Directors

        Patrick P. Fourteau was elected a director in May 2004, and his current term as director will expire at the annual meeting of stockholders to be held in 2007. He was appointed Chief Executive Officer in November 2003 after serving as President and Chief Operating Officer since May 2003. Mr. Fourteau is a seasoned pharmaceutical industry executive having over 25 years of industry experience, with particular expertise in executing sales strategies for pharmaceutical products. Mr. Fourteau most recently served as President of Ventiv Health Sales from 2002 to 2003. His prior experience includes service as President of various divisions of St. Jude Medical from 1995 to 2000 and service as an executive with Eli Lilly prior to 1995. He holds a B.A. and a Masters in Mathematics from UC Berkeley and an M.B.A. from Harvard University.

        Jon S. Saxe was elected a director in January 2000, and his current term as director will expire at the annual meeting of stockholders to be held in 2007. He also serves as a director of Protein Design Labs, Inc. of which he served as President from 1995 to 1999. In addition, he is a director of Questcor Pharmaceuticals Inc., ID Biomedical Corporation, Insite Vision, SciClone Pharmaceuticals, Inc., Durect Corporation and several private companies. Prior to 1995, Mr. Saxe served as a Principal of Saxe Associates, the President, Chief Executive Officer and a director of Synergen, Inc. and held various positions including Vice President of Licensing and Corporate Development and Head of the Patent Law Department for Hoffmann-LaRoche, Inc. Mr. Saxe received a B.S. Ch.E. degree from Carnegie-Mellon University, a J.D. degree from George Washington University School of Law and an L.L.M. degree from New York University School of Law.

Class A Directors

        Jerry N. Ellis was elected a director in November 2000. His term as director will expire at the annual meeting of stockholders to be held in 2006. Mr. Ellis has over 30 years of auditing and accounting experience. From 1994 to 2000, Mr. Ellis was a consultant at Arthur Andersen LLP for services focusing on international auditing, audit committee practices, business risk management and training. From 1973 to 1994, he was a partner at Arthur Andersen LLP in their Dallas, Madrid and Chicago offices. From 1962 to 1973, Mr. Ellis was an auditor at Arthur Andersen LLP. Mr. Ellis is a director of Akorn, Inc. Mr. Ellis is also an Adjunct Professor of Advanced Auditing at the University of Iowa. Mr. Ellis is a Certified Public Accountant and received a B.B.A. and an M.B.A. degree from the University of Iowa.

        Mr. Ellis became a director of of Akorn, Inc. in September 2001 and continues to serve in that capacity. In April 2002, Akorn, Inc. announced that the Securities and Exchange Commission ("SEC") informed it that the SEC planned to bring an enforcement action against Akorn, Inc. On September 25, 2003, without admitting or denying the SEC's findings, Akorn, Inc. consented to a cease and desist order to resolve the SEC's investigation.

        John N. Kapoor, Ph.D. was elected a director in December 1996 and has served as the non-executive chairman of the board since May 2003. His term as director will expire at the annual meeting of stockholders to be held in 2006. Dr. Kapoor has over 25 years of experience in the healthcare field through his ownership and management of healthcare-related businesses. In 1990, Dr. Kapoor founded Kapoor-Pharma Investments, L.P., First Horizon's largest stockholder, and its managing partner, E.J. Financial Enterprises, Inc., of which he is the president and sole stockholder. E.J. Financial provides general funds and strategic advice to healthcare businesses. Dr. Kapoor is the Chairman of Optioncare, Inc., Akorn, Inc. and Introgen Therapeutics, Inc. Dr. Kapoor is a director of NeoPharm, Inc. and Duska Therapeutics, Inc. Dr. Kapoor is the trustee of the John N. Kapoor Trust, dated September 30, 1989, which is a partner in Kapoor-Pharma Investments, L.P. Dr. Kapoor is a Chairman of several private companies and a director of several other private companies. Dr. Kapoor received a B.S. degree from Bombay University and a Ph.D. degree in Medicinal Chemistry from the State University of New York.

        Dr. Kapoor served as Interim Chief Executive Officer of Akorn, Inc. from March 2001 to December 2002 and has served as chairman of the board of Akorn, Inc. since 1995. In April 2002, Akorn, Inc. announced that the SEC informed it that the SEC planned to bring an enforcement action against Akorn, Inc. On September 25, 2003, without admitting or denying the SEC's findings, Akorn, Inc. consented to a cease and desist order to resolve the SEC's investigation.

Executive Officers

        Patrick P. Fourteau (Biographical information provided above).

        Darrell Borne was appointed Chief Financial Officer in December 2002 and Treasurer and Secretary in January 2003. From 2000 to 2002, Mr. Borne worked for Elastic Networks, Inc., where he most recently served as Chief Financial Officer. Mr. Borne also worked from 1996 to 2000 for Rollins, Inc., where he most recently served as Vice President of Finance. Mr. Borne has previously held financial management positions at Rockdale Hospital, Mobil Corporation and Advanced Technology, Inc. Mr. Borne holds a B.A. in Accounting from the University of South Florida and an M.B.A. from Marymount University.

        Sam F. Gibbons was appointed Vice President of Sales in November 2004. From 1976 to 2004, Mr. Gibbons worked for Novartis Pharmaceuticals, where he served 20 years in the capacity of an Executive Sales Director or a Specialty Sales Vice President. Mr. Gibbons also served as an Executive Director of Marketing for 8 years. Mr. Gibbons holds a B.S. in Biology and a Masters of Secondary Education from the University of Memphis.

        Michael Mavrogordato was appointed Vice President of Business Development in January 2005. Mr. Mavrogordato had been employed by First Horizon since June 2003 in a management capacity. Prior to joining First Horizon, Mr. Mavrogordato served as Senior Vice President of Business Development at Merck-Medco from 2000 to 2003. Mr. Mavrogordato also served as Senior Vice President of Business Development at PCS Health Systems from 1995 to 2000. Before entering into the managed care industry, Mr. Mavrogordato worked at Eli Lilly for 17 years in several domestic and international managerial positions. His last position was Corporate Treasurer of Eli Lilly. He holds a B.A. in History and Economics from Lake Forest College and an M.B.A. from the University of Chicago.

        Alan T. Roberts was appointed Vice President of Scientific Affairs in January 2005. Mr. Roberts joined First Horizon in 2000 and served as Director of Regulatory, Quality and Manufacturing through 2002 and Sr. Director of Regulatory and Technical Affairs through 2004. Mr. Roberts has a broad base of experience from more than 15 years in the pharmaceutical industry. Before joining First Horizon, Mr. Roberts worked at Solvay Pharmaceuticals, Inc. in 2000 as Associate Director, Regulatory Affairs, and at Mikart, Inc. from 1993 to 2000 where he most recently served as the Vice President of Research and Development. Prior experience also includes dosage form development/clinical manufacturing at the Medical University of South Carolina's Pharmaceutical Development Center as well as veterinary vaccine production for Rhone-Merieux. Mr. Roberts holds a B.S. in Microbiology from Clemson University.

        Leslie Zacks was appointed the Vice President of Legal and Administration in December 2004. Mr. Zacks has been an attorney in Atlanta, Georgia since 1994. From 2002 to 2004, Mr. Zacks worked at Hunton & Williams LLP where he was a partner in the Intellectual Property Litigation department. Mr. Zacks is a registered patent attorney who has litigated commercial and intellectual property disputes since 2000. Mr. Zacks has held associate positions from 2000 to 2002 at Powell, Goldstein, Frazer & Murphy LLP and from 1994 to 2000 at Webb, Carlock, Copeland, Semler and Stair, P.C. Mr. Zacks holds a J.D. and a B.A. in English from the University of Florida.

CERTAIN LEGAL PROCEEDINGS

        First Horizon, along with certain former and current officers and directors, are defendants in a consolidated securities lawsuit initiated on August 22, 2002 in the United States District Court for the Northern District of Georgia. Plaintiffs in the class action alleged in general terms that First Horizon violated Sections 11 and 12(a) of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. In an amended complaint, Plaintiffs claim that First Horizon issued a series of materially false and misleading statements to the market in connection with First Horizon's public offering on April 24, 2002 and thereafter relating to alleged "channel stuffing" activities. The amended compliant also alleged controlling person liability on behalf of certain officers of First Horizon under Section 15 of the Securities Act of 1933 and Section 20 of the Securities Exchange Act of 1934. Plaintiffs seek an unspecified amount of compensatory damages to be proven at trial.

        On September 29, 2004, the U.S. District Court for the Northern District of Georgia dismissed, without prejudice, the class action lawsuit. Although the class action lawsuit was dismissed, the court granted the plaintiffs the right to refile their class action lawsuit provided that the plaintiffs pay all of the defendant's fees and costs associated with filing the motions to dismiss the class action lawsuit. Plaintiffs failed to refile by the deadline, but have asked the Court to reconsider its dismissal. Should the Court reverse the dismissal, First Horizon will vigorously defend against any claims made.

        On April 15, 2004, First Horizon filed a patent infringement action against Breckenridge Pharmaceutical, Inc. in the U.S. District Court for the Northern District of Illinois, on the grounds that their product, Duotan PD, infringes the patents for First Horizon's products, Tanafed DP and Tanafed DMX. In response, on April 21, 2004, Breckenridge filed for declaratory judgment in the U.S. District Court for the Southern District of Florida seeking to invalidate the Tanafed patents. On July 20, 2004, First Horizon's action was transferred to the U.S. District Court for the Southern District of Florida.

        First Horizon intends to vigorously litigate its infringement action and to defend Breckenridge's motion for declaratory judgment unless resolved otherwise. While First Horizon believes that Breckenridge's product, Duotan, infringes the patent for Tanafed, First Horizon cannot assure you that we will prevail. If we lose our infringement action and Breckenridge is successful in invalidating the Tanafed patent First Horizon could lose market share for Tanafed or be required to decrease the price of Tanafed in order to keep our sales competitive, resulting in a loss of earnings and profits from Tanafed sales.

BOARD AND COMMITTEE MATTERS

        During the fiscal year ended December 31, 2004, the Board of Directors held a total of seven meetings and also took action by written consent. Each member of the Board of Directors who served on the Board of Directors during 2004 attended more than 75% of the meetings of the Board of Directors and committees of the Board of Directors of which he was a member.

  Committee Overview

        First Horizon has the following standing committees of its Board of Directors: Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee and Mergers and Acquisitions Committee. Each committee, other than the Mergers and Acquisitions Committee, has a charter which is available for your review at the following website: www.fhrx.com. You will find the charters by clicking "Investor Relations" and then "Corporate Governance." The information set forth on this website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of First Horizon's other filings under the Securities Act or the Exchange Act, except to the extent that First Horizon specifically so provides.

  Compensation Committee

        First Horizon maintains a Compensation Committee that is responsible for the strategic direction and administration of the compensation structure of First Horizon, including recommending salaries and incentive compensation awards for executive officers, recommending director compensation and administering First Horizon's 2000 Stock Option Plan, 2002 Stock Option Plan, Employee Stock Purchase Plan, Employee Stock Ownership Plan, 1997 Nonqualified Stock Option Plan, 2003 Nonqualified Stock Option Plan, 401(k) Plan and welfare benefit plans.

        The current members of the Compensation Committee are Pierre Lapalme, Jon S. Saxe and Patrick J. Zenner. During 2004, the Compensation Committee held five meetings and also took action by written consent. First Horizon's Board of Directors has determined that the members of our Compensation Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. ("NASD") Listing Standards for Nasdaq-listed companies.

  Audit Committee

        The Board of Directors maintains an Audit Committee that is responsible for: (i) serving as an independent and objective party to review the financial statements and management's discussion and analysis of financial condition and results of operations contained in First Horizon's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, (ii) reviewing and appraising the audit efforts of First Horizon's independent registered public accounting firm, (iii) providing an open avenue of communication among the independent registered public accounting firm, financial and senior management and the Board of Directors, (iv) pre-approving all audit and permissible non-audit services to be performed for First Horizon by its independent registered public accounting firm, and (v) the appointing, compensating, overseeing and, if applicable, replacing the independent registered public accounting firm, which audit First Horizon's financial statements. The current members of the Audit Committee are Jon S. Saxe, Jerry N. Ellis and Pierre Lapalme.

        During 2004, the Audit Committee held six meetings. First Horizon's Board of Directors has determined that the members of our Audit Committee are independent as defined in Rules 4200(a)(15) and 4350(c) of the NASD Listing Standards for Nasdaq-listed companies and have the knowledge and experience required by Rule 4350(d). The Board of Directors has also determined that Jerry N. Ellis is an audit committee financial expert, as defined by the regulations promulgated by the SEC.

  Nominating and Corporate Governance Committee

        The Board of Directors formed a Nominating and Corporate Governance Committee in January 2003 that is responsible for: (i) establishing criteria for membership on the Board of Directors, (ii) identifying and recruiting individuals qualified to become members of the Board of Directors, (iii) reviewing and considering candidates to the Board of Directors recommended by stockholders, (iv) conducting appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates to the Board of Directors, (v) ensuring that the Audit, Compensation and Nominating and Corporate Governance Committees have the benefit of qualified and experienced "independent directors" as defined by the NASD Listing Standards for Nasdaq-listed companies and that the Audit Committee has the benefit of members with requisite knowledge and skills, including an audit committee financial expert, (vi) recommending qualified candidates for nomination to the Board of Directors, and (vii) developing and recommending to the Board of Directors, and then overseeing, a set of effective corporate governance policies and procedures applicable to First Horizon. The current members of the Nominating and Corporate Governance Committee are Patrick J. Zenner, Jerry N. Ellis and Jon S. Saxe.

        During 2004, the Nominating and Corporate Governance Committee held two meetings. First Horizon's Board of Directors has determined that the members of our Nominating and Corporate Governance Committee are independent as defined in Rule 4200(a)(15) of the NASD Listing Standards for Nasdaq-listed companies.

  Mergers and Acquisitions Committee

        The Board of Directors formed a Mergers and Acquisitions Committee in March 2004 that is responsible for advising First Horizon with respect to the identification and realization of merger and acquisition opportunities. In 2004, the Mergers and Acquisitions Committee held one meeting. The current members of the Mergers and Acquisitions Committee are Pierre Lapalme and John N. Kapoor.

CORPORATE GOVERNANCE MATTERS

  Identifying Nominees

        The Nominating and Corporate Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, officers and employees of First Horizon, and other sources that the committee deems appropriate. The Nominating and Corporate Governance Committee also considers stockholder recommendations for nominees for director subject to such recommendations being made in accordance with First Horizon's Amended and Restated Bylaws described below. In addition to the Nominating and Corporate Governance Committee Charter, First Horizon has adopted Corporate Governance Guidelines that contain, among other matters, important information concerning the Nominating and Corporate Governance Committee's responsibilities with respect to the director nomination process. The Nominating and Corporate Governance Committee has a charter which is available for your review at the following website: www.fhrx.com. You will find the charter by clicking "Investor Relations" and then "Corporate Governance." The information set forth on this website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of First Horizon's other filings under the Securities Act or the Exchange Act, except to the extent that First Horizon specifically so provides.

  Stockholder Nominations

        First Horizon's Amended and Restated Bylaws provide that stockholders may nominate directors at any annual meeting, or special meeting called for the purpose of electing directors, by following certain procedures. The stockholder must be a stockholder on the date he or she provides First Horizon timely notice of the nomination and must also be a stockholder on the record date for the stockholder meeting. In order for a stockholder to provide timely notice to First Horizon of a nomination, the stockholder must deliver or mail the notice to the Secretary of First Horizon at 6195 Shiloh Road, Alpharetta, Georgia, 30005, and the notice must be received by the Secretary at that address (a) in the case of an annual meeting, not less than 90 days nor more than 130 days prior to the date of the anniversary of the previous year's annual meeting; provided, however, if the annual meeting is more than 30 days prior to or 60 days after the anniversary date of the previous year's annual meeting, then the notice must be received not later than the later of (i) the close of business 90 days prior to the annual meeting or (ii) the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or publicly disclosed and (b) in the case of a special meeting, not later than the close of business on the tenth (10th) day following the day on which the notice of the date of the special meeting was mailed or publicly disclosed, whichever occurs first.

        The stockholder notice of the nomination must also contain certain information. The notice must set forth as to the proposed nominee the following: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of First Horizon which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. In addition, the notice must set forth as to the stockholder giving the notice the following: (i) the name and record address of the stockholder, (ii) the class or series and number of shares of capital stock of First Horizon, which are owned beneficially or of record by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (iv) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Lastly, the notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

  Evaluation of Prospective Nominees

        When evaluating prospective nominees, the Nominating and Corporate Governance Committee considers the current composition of the Board of Directors and the characteristics of each individual under consideration, including that individual's competencies, experience, reputation, integrity, independence, potential for conflicts of interest and other qualities the committee deems appropriate. When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Nominating and Corporate Governance Committee also considers that individual's past contribution and future commitment to First Horizon. The Nominating and Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. Additionally, the Nominating and Corporate Governance Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy Nasdaq listing standards and SEC requirements. The Nominating and Corporate Governance Committee will also seek to assure that the Board of Directors, and consequently the Audit Committee, will have at least three independent members that satisfy Nasdaq financial and accounting experience requirements and at least one member who qualifies as an audit committee financial expert.

        There is no difference in the manner by which the Nominating and Corporate Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

  Source of Current Nominees

        All of the current nominees are incumbent directors, except William J. Robinson. Mr. Robinson was recommended by the Nominating and Corporate Governance Committee and approved unanimously by the Board of Directors based upon the same criteria as the incumbent directors. Mr. Robinson is standing for election by the stockholders at the 2005 Annual Meeting to which this proxy statement pertains.

  Stockholder Communications with the Board of Directors

        We encourage stockholders to communicate with our Board of Directors by sending written correspondence to First Horizon's Chairman of the Nominating and Corporate Governance Committee, at 6195 Shiloh Road, Alpharetta, Georgia 30005. First Horizon does not screen correspondence for content but may screen regular incoming mail for security reasons. The Chairman of the Nominating and Corporate Governance Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairman of the Nominating and Corporate Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board of Directors or other appropriate body.

  Current Independent Directors and Executive Sessions

        First Horizon's Board of Directors has determined that Messrs. Ellis, Lapalme, Saxe and Zenner are independent as defined in Rule 4200(a)(15) of the NASD Listing Standards for Nasdaq-listed companies. The independent directors of the Board of Directors meet in executive session at least semi-annually.

  Policy Regarding Attendance at Annual Meetings

        Historically, First Horizon's annual meetings have been well attended by its directors even though First Horizon has not had a policy with respect to director attendance at these meetings. Last year each of the directors attended the annual meeting. In 2004, First Horizon instituted a policy expressly encouraging directors to attend annual meetings.

  Codes of Ethics

        First Horizon has adopted a Code of Ethics for its Chief Executive Officer and senior financial officers. First Horizon has also adopted a Code of Business Conduct and Ethics for all directors, officers and employees. Copies of each of these codes may be found at the following website: www.fhrx.com. You will find the codes by clicking "Investor Relations" and then "Corporate Governance." First Horizon intends to satisfy the disclosure requirement under Item 10 of Form 8-K by posting such information on its website. The information set forth on this website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of First Horizon's other filings under the Securities Act or the Exchange Act, except to the extent that First Horizon specifically so provides.

        Notwithstanding anything to the contrary set forth in any of First Horizon's filings under the Securities Act or the Exchange Act that might incorporate other First Horizon filings, including this proxy statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings.

AUDIT COMMITTEE REPORT

        During fiscal year 2004, the Audit Committee of the Board of Directors reviewed the quality and integrity of First Horizon's consolidated financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and its independent registered public accounting firm and other significant financial matters. The Audit Committee consists of three of First Horizon's outside directors. The current members of the Audit Committee satisfy, and will continue to satisfy, Rule 4350(d)(2)(A) and Rule 4200 of the NASD applicable to companies with stock listed for quotation on the Nasdaq National Market, including, without limitation, the requirement that all Audit Committee members are independent and have the requisite knowledge and experience required by such rules. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors has determined that Jerry N. Ellis is the Audit Committee's "Financial Expert." First Horizon maintains a traditional fiscal year which ends on December 31st. During fiscal year 2004, the Audit Committee met six times.

        The Audit Committee's work is guided by a written charter which has been approved and adopted by the Board of Directors. The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC, the Public Company Accounting Oversight Board and the Nasdaq National Market. A copy of the current Audit Committee Charter is available on the Company's website located at www.fhrx.com. You will find the charters by clicking "Investor Relations" and then "Corporate Governance." The information set forth on this website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of First Horizon's other filings under the Securities Act or the Exchange Act, except to the extent that First Horizon specifically so provides.

        The Audit Committee oversees First Horizon's accounting and financial reporting processes, both internal and external, and audits of First Horizon's financial statements, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of the financial statements with United States generally accepted accounting principles.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the 2004 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP, First Horizon's independent registered public accounting firm during the 2004 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61—Communications with Audit Committees (and its interpretations) and Rule 2-07 of Regulation S-X.

        The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committee) and has discussed with Deloitte & Touche LLP its independence from First Horizon.

        The Audit Committee has monitored First Horizon's progress in complying with Section 404 of the Sarbanes-Oxley Act of 2002 regarding reporting related to and audit of internal control over financial reporting. The monitoring process has included regular reports and representations by management, Ernst & Young LLP, specially retained Section 404 compliance consultants to the Audit Committee, and Deloitte & Touche LLP. Management, Ernst & Young LLP and Deloittee & Touche LLP have each been provided full and unlimited access to the Audit Committee to discuss the adequacy of internal control over financial reporting, and any other matters which they believe should be brought to the attention of the Audit Committee.

        The Audit Committee has reviewed the certifications of the executive officers of First Horizon contained in its Annual Report on Form 10-K, as well as reports issued by Deloitte & Touche LLP contained in the Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements, (ii) management's assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of First Horizon be included in its Annual Report on Form 10-K for the 2004 fiscal year and filed with the SEC.

                      Jon S. Saxe, Audit Committee Chairman
                      Jerry N. Ellis, Audit Committee Member
                      Pierre Lapalme, Audit Committee Member

INDEPENDENT AUDITOR MATTERS

  Appointment of Independent Registered Public Accounting Firm

        In May 2002, the Board of Directors selected Deloitte & Touche LLP to audit the financial statements of First Horizon for the fiscal year ended December 31, 2002, and appointed Deloitte & Touche LLP to audit the financial statements of First Horizon for each subsequent fiscal year. On March 18, 2005, BDO Seidman, LLP was appointed to audit the financial statements of First Horizon for the fiscal year ending December 31, 2005. Representatives of BDO Seidman, LLP, our independent registered public accounting firm for the current year, and Deloitte & Touche LLP, our independent registered public accounting firm for the year ending December 31, 2004, are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the stockholders.

  Change of Independent Registered Public Accounting Firm

        At a meeting held on May 24, 2002, the Audit Committee recommended and the Board of Directors approved the dismissal of Arthur Andersen LLP, as the independent registered public accounting firm of First Horizon effective May 24, 2002. At this meeting, the Audit Committee also recommended and the Board of Directors approved the engagement of Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2002 effective June 7, 2002.

        The report of Arthur Andersen LLP on First Horizon's financial statements for the fiscal year ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

        During First Horizon's fiscal year ended December 31, 2001, and in the subsequent interim period through May 24, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Arthur Andersen LLP would have caused it to make reference to the matter in their report. First Horizon requested Arthur Andersen LLP to furnish a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter, dated June 11, 2002 is filed as Exhibit 16 to First Horizon's Form 8-K/A filed on June 11, 2002.

        There were no "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K for the fiscal year ended December 31, 2001 or for the subsequent interim period through May 24, 2002.

        During First Horizon's fiscal year ended December 31, 2001, and in the subsequent interim period through June 7, 2002, neither First Horizon nor anyone acting on its behalf consulted Deloitte & Touche LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on First Horizon's consolidated financial statements, or (ii) any matter that was either the subject of a disagreement or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        At a meeting held on March 18, 2005, the Audit Committee approved the dismissal of Deloitte & Touche LLP, as the independent registered public accounting firm of First Horizon effective March 18, 2005. At this meeting, the Audit Committee also approved the engagement of BDO Seidman, LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2005, effective March 18, 2005.

        The report of Deloitte & Touche LLP on First Horizon's financial statements for the fiscal years ending December 31, 2003 and December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

        During First Horizon's fiscal years ending December 31, 2003 and December 31, 2004, and in the subsequent interim period through March 18, 2005, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the matter in their report. First Horizon requested Deloitte & Touche LLP to furnish a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter, dated March 28, 2005 is filed as Exhibit 16 to First Horizon's Form 8-K/A filed on March 28, 2005.

        There were no "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K for the fiscal years ending December 31, 2003 and December 31, 2004 or for the subsequent interim period through March 18, 2005.

        During First Horizon's fiscal year ending December 31, 2004, and in the subsequent interim period through March 18, 2005, neither First Horizon nor anyone acting on its behalf consulted BDO Seidman, LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on First Horizon's consolidated financial statements, or (ii) any matter that was either the subject of a disagreement or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit and Non-Audit Fees

        The following table shows the aggregate fees billed to the Company for professional services by Deloitte & Touche LLP for fiscal years 2004 and 2003:

	2004	2003
Audit fees	$922,705	$268,575
Audit related fees	—	1,575
Tax fees	—	132,825
All other fees	—	—

Total fees	$922,705	$402,975

        Audit Fees include fees for services performed to comply with standards of the Public Company Accounting Oversight Board, including the recurring audit of First Horizon's financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal accountant reasonably can provide to a client, such as procedures related to comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

        Audit Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of First Horizon's financial statements. This category includes fees related to consultations regarding generally accepted accounting principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of the new SEC and Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. Audit related fees also include the review of information systems and general internal controls unrelated to the audit of the financial statements.

        Tax Fees primarily include fees associated with tax audits, tax compliance, tax consulting, as well as domestic and international tax planning. This category also includes other services related to tax disclosure and filing requirements.

        All Other Fees primarily include fees associated with products and services provided by the principal accountant, other than those that are included in "Audit Fees," "Audit Related Fees" and "Tax Fees."

        The Audit Committee has considered whether the provision of services described above under "Audit Related Fees," "Tax Fees," and "All Other Fees" is compatible with maintaining the independence of Deloitte & Touche LLP, and has concluded that it is so compatible.

  Pre-Approval Policy

        The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. All Audit Related Fees, Tax Fees and All Other Fees incurred by First Horizon in 2004 were approved by the Audit Committee in accordance with the foregoing pre-approval process. The principal independent registered public accounting firm did not employ an additional accounting firm to assist in the completion of the audit for the most recent fiscal year. These procedures include reviewing a detailed budget for audit and permitted non-audit services. The budget includes a description and scope of, and a budgeted amount for, the particular categories of services that are anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of service and to engage the independent registered public accounting firm for, or expand the scope of, any service not specifically included in the budget. In approving the budget, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with First Horizon's business, people, culture, accounting systems, risk profile, and whether the services enhance First Horizon's ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of First Horizon's common stock as of April 15, 2005 by all persons known by First Horizon to own beneficially more than five percent (5%) of the common stock of First Horizon, each director, each of the persons named as a Named Executive Officer in the Summary Compensation Table in this Proxy Statement, and all directors and executive officers as a group.

        Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and/or investment power with his or her spouse, with respect to all shares of common stock listed as owned by that person or entity. Except as otherwise noted below, the address of each person listed below is First Horizon's address.

        The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days of April 15, 2005 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

        The following table sets forth information with respect to all persons who are known to First Horizon to be the beneficial owner of more than five percent of the outstanding Common Stock as of April 15, 2005.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	Percent of Class
Common Stock	Kapoor-Pharma Investments, L.P. 225 E. Deerpath, Suite 250 Lake Forest, IL 60045	6,072,879	16.9%

        The following table sets forth the shares of Common Stock beneficially owned as of April 15, 2005 by the Corporation's directors and nominees, its executive officers named in the summary compensation table below and its directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares.

Title of Class	Name of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	Percent of Class
Common Stock
	John N. Kapoor, Ph.D. (1)	7,047,791	19.6%
	Jerry N. Ellis (2)	21,750	*
	Pierre Lapalme (3)	22,975	*
	William J. Robinson (4)	10,000	*
	Jon S. Saxe (5)	36,750	*
	Patrick J. Zenner (6)	39,025	*
	Patrick P. Fourteau (7)	382,924	1.1%
	Darrell Borne (8)	19,350	*
	Sam F. Gibbons	—	—
	Michael Mavrogordato (9)	3,750	*
	Alan T. Roberts (10)	12,479	*
	Leslie Zacks	—	—
	R. Brent Dixon (11)	—	—

	All current directors and executive officers as a group (12 persons) (12)	7,596,794	21.1%

*
Represents less than one percent ownership.
(1)
Includes 6,072,879 shares of common stock owned by Kapoor-Pharma Investments, L.P., of which Dr. Kapoor, the Chairman of the Board, is the president and sole stockholder of its managing general partner. Also included 819,432 shares of common stock owned by the John N. Kapoor Trust dated September 20, 1998, of which Dr. Kapoor is the sole trustee and sole beneficiary and 155,480 shares of common stock owned by family trusts of which Dr. Kapoor's spouse is the sole trustee. In such capacities, Dr. Kapoor has the authority to vote and dispose of the shares owned by Kapoor-Pharma Investments and the John N. Kapoor Trust and is therefore deemed the beneficial owner of those shares.
(2)
Includes 21,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(3)
Includes 22,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(4)
Includes 10,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(5)
Includes 30,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days.

(6)
Includes 26,225 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(7)
Includes 255,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(8)
Includes 13,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(9)
Includes 3,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(10)
Includes 7,150 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(11)
Based solely on our review of our record holders on April 15, 2005, Mr. Dixon beneficially owned zero shares. Mr. Dixon resigned his position with the Company in July 2004.
(12)
Includes 381,125 shares of common stock issuable upon exercise of stock options exercisable within 60 days.

EXECUTIVE COMPENSATION

        The following table provides certain summary information concerning compensation paid by First Horizon to (i) the individual serving as Chief Executive Officer during the year ended December 31, 2004 (ii) the other four most highly compensated individuals serving as executive officers at the end of the year ending on December 31, 2004 and (iii) one officer former executive officer who was not an executive officer on December 31, 2004 but who would have been among the most highly compensated executive officers of First Horizon for the year ended December 31, 2004 (the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards Shares Underlying Options
Name and Principal Position							All Other Compensation
	Year	Salary		Bonus
Patrick P. Fourteau Chief Executive Officer and President	2004 2003 2002	$ $ $	225,000 130,625 —	$ $ $	150,750 70,000 —	100,000 710,000 —	$ $ $	41,152 15,024 —	(1) (1)
Darrell Borne Chief Financial Officer, Secretary and Treasurer	2004 2003 2002	$ $ $	160,000 144,125 5,250	$ $ $	107,200 52,150 —	50,000 207,500 40,000	$ $ $	11,565 13,494 —	(2) (2)
Sam F. Gibbons Vice President of Sales	2004 2003 2002	$ $ $	25,227 — —	$ $ $	— — —	80,000 — —	$ $ $	5,101 — —	(3)
Michael Mavrogordato Vice President of Business Development	2004 2003 2002	$ $ $	131,250 — —	$ $ $	30,000 — —	55,000 — —	$ $ $	26,803 — —	(4)
Alan T. Roberts Vice President of Scientific Affairs	2004 2003 2002	$ $ $	125,000 — —	$ $ $	31,250 — —	40,000 — —	$ $ $	41,640 — —	(5)
Leslie Zacks Vice President of Legal and Administration	2004 2003 2002	$ $ $	— — —	$ $ $	— — —	— — —	$ $ $	— — —	(6)
R. Brent Dixon Former Executive Vice President	2004 2003 2002	$ $ $	97,500 100,000 —	$ $ $	— 44,000 —	— 250,000 —	$ $ $	257,594 17,092 —	(7) (7)

(1)
Represents $4,790 and $5,116 contributed under First Horizon's 401(k) plan in 2003 and 2004, respectively, $375 and $255 for group term life insurance in 2003 and 2004, respectively, $2,354 and $6,256 for group health insurance in 2003 and 2004, respectively, and $399 and $828 for short term disability insurance in 2003 and 2004, respectively. In addition, $7,106 for consultant fees for services rendered prior to becoming and employee in 2003 and $28,697 in commuting expenses in 2004 for travel between his home and the home office.
(2)
Represents $5,861 and $4,226 contributed under First Horizon's 401(k) plan in 2003 and 2004, respectively, $345 and $255 for group term life insurance in 2003 and 2004, respectively, $4,037 and $6,256 for group health insurance in 2003 and 2004, respectively, and $684 and $828 for short term disability insurance in 2003 and 2004, respectively. In addition, $2,567 for a company car in 2003.
(3)
Represents $32 in group term life insurance, $69 for short term disability insurance premiums and a $5,000 signing bonus.
(4)
Represents $102 in group term life insurance and $26,701 in commuting expenses in 2004 for travel between his home and the home office.
(5)
Represents $5,704 contributed under First Horizon's 401(k) plan in 2004, $102 for group term life insurance in 2004, $6,256 for group health insurance in 2004, and $828 for short term disability insurance in 2004 In addition, $28,750 for a retention bonus in 2004.
(6)
Mr. Zacks did not commence his employment with us until December 31, 2004, and thus received no remuneration from us during any prior period.
(7)
Represents $4,281 and $4,300 contributed under First Horizon's 401(k) plan in 2003 and 2004, respectively, $375 and $149 for group term life insurance in 2003 and 2004, respectively, $2,035 and $1,809 for group health insurance in 2003 and 2004, respectively, and $399 and $483 for short term disability insurance in 2003 and 2004, respectively. In addition, $10,002 in consultant fees in 2003 for services rendered prior to becoming an employee, $246,500 in severance and post-employment payments in 2004 and $4,353 in COBRA payments in 2004. Mr. Dixon resigned from his position as an executive officer in July 2004.

Stock Option Grants

        The following tables show for the year ended December 31, 2004, information regarding options granted to, exercised by, and held at year end by the Named Executive Officers.

        Amounts reported in the potential realizable value column below are hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, calculated by assuming that the underlying stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option (7 years). The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of the future common stock price.

Option Grants in Fiscal Year 2004

	Individual Grants
							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted
Name		Percentage of Total Options Granted To Employees In Fiscal Year (1)	Exercise Price Per Share		Expiration Date
							5%		10%
Patrick P. Fourteau	100,000	8.98%		$21.335	12/8/2011	(3)		$868,500		$2,024,087
Darrell Borne	50,000	4.49%		$21.335	12/8/2011	(3)		$434,274		$1,012,043
Sam F. Gibbons	50,000 30,000	4.49% 2.70%	$ $	24.255 21.335	10/16/2011 12/8/2011	(2) (3)	$ $	493,711 260,564	$ $	1,150,556 607,226
Michael Mavrogordato	15,000 40,000	1.35% 3.60%	$ $	13.375 21.335	1/8/2011 12/8/2011	(2) (3)	$ $	81,674 347,419	$ $	190,336 809,635
Alan T. Roberts	10,000 30,000	8.99% 2.70%	$ $	13.375 21.335	1/8/2011 12/8/2011	(2) (3)	$ $	54,449 260,564	$ $	126,890 607,266
Leslie Zacks	—	—		$—	—	(4)		$—		$—
R. Brent Dixon	—	—		$—	—			$—		$—

(1)
In 2004, options to purchase a total of 1,112,525 shares of common stock were granted.
(2)
The stock option vests in 25% increments beginning on the first anniversary of the grant and on each anniversary thereafter.
(3)
The stock option vests on the fifth anniversary of the date of the grant, subject to early vesting based on First Horizon meeting certain performance based metrics.
(4)
Mr. Zacks was granted options to purchase 50,000 shares of common stock as of January 3, 2005 at an exercise price of $21.82 and which expire as of January 3, 2012.

        The following table sets forth information concerning the exercise of options during 2004 by each of First Horizon's Named Executive Officers and the number and value of unexercised options held by each of First Horizon's Named Executive Officers on December 31, 2004. The fair market value of First Horizon's common stock is based on a price of $23.06 per share which was the average of the high and low sale price on December 31, 2004 as reported on the Nasdaq National Market.

Aggregated Option Exercises in Fiscal 2004 and Year-End Option Values

			Number of Shares Underlying Unexercised Options at Year Ended December 31, 2004		Value of Unexercised in-the-Money Options at Year Ended December 31, 2004
Name	Shares Acquired Upon Exercise	Realized Value
			Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick P. Fourteau	200,000	$3,628,638	202,500	407,500	$2,352,475	$5,296,838
Darrell Borne	150,000	$2,054,039	11,875	135,625	$144,756	$1,702,169
Sam F. Gibbons	—	$—	—	80,000	$—	$51,750
Michael Mavrogordato	35,000	$623,633	—	55,000	$—	$214,275
Alan T. Roberts	24,487	$337,482	1,625	59,138	$—	$481,457
Leslie Zacks	—	$—	—	—	$—	$—
R. Brent Dixon	250,000	$4,571,589	—	—	$—	$—

EXECUTIVE OFFICERS' EMPLOYMENT AGREEMENTS

        On February 12, 2003, First Horizon entered into an employment agreement with Darrell Borne, as amended and restated on June 12, 2003 and September 17, 2003, under which Mr. Borne is serving as Chief Financial Officer, Secretary and Treasurer. On May 16, 2003, First Horizon entered into an employment agreement with Patrick P. Fourteau, as amended and restated on September 17, 2003, under which Mr. Fourteau is serving as Chief Executive Officer and President. On October 16, 2004, First Horizon entered into an employment agreement with Sam F. Gibbons under which Mr. Gibbons is serving as Vice President of Sales. On October 27, 2004, First Horizon entered into an employment agreement with Michael Mavrogordato under which Mr. Mavrogordato is serving as Vice President of Business Development. On December 30, 2004, First Horizon entered into an employment agreement with Leslie Zacks under which Mr. Zacks is serving as Vice President of Legal and Administration. First Horizon is also in the process of negotiating the terms of an employment agreement with Alan T. Roberts under which Mr. Roberts will continue to serve as Vice President of Scientific Affairs. On September 25, 2003, First Horizon entered into an employment agreement with R. Brent Dixon under which Mr. Dixon served as Executive Vice President until he resigned from the position on July 20, 2004.

        Each of the above employment agreements may be terminated by First Horizon with or without cause. The officers may terminate employment upon 60 days' written notice to First Horizon. Upon termination of Messrs. Fourteau or Borne without cause, as defined in the employment agreements, or upon the officer's death, the officer, or in the event of his death, his estate, as the case may be, will be entitled to receive the officer's salary for twelve months following termination, a lump sum equal to 100% of the bonus the officer received the preceding calendar year, if any, continued health insurance coverage substantially equivalent to that provided to the officer prior to termination for a period of twelve months following termination, and all of each officer's unvested options will immediately vest and become exercisable. If Messrs. Gibbons or Zacks is terminated without cause, as defined in their employment agreements, or upon the officer's death, the officer or, in the event of his death, his estate, will be entitled to receive the officer's salary for six months following termination, a lump sum equal to 50% of the bonus that the officer received in the preceding calendar year, if any, continued health insurance coverage substantially equivalent to that provided to the officer prior to termination for a period of six months following termination, and all of the officer's unvested options will immediately vest and become exercisable. If Mr. Mavrogordato is terminated without cause, as defined in his employment agreement, or upon his death, he or, in the event of his death, his estate, will be entitled to receive the his salary for six months following termination, a lump sum equal to 50% of the bonus Mr. Mavrogordato received in the preceding calendar year, if any, continued health insurance coverage substantially equivalent to that provided to Mr. Mavrogordato prior to termination for a period of twelve months following termination, and a portion of the Mr. Mavrogordato's unvested options will immediately vest and become exercisable.

        Upon termination by First Horizon for cause or termination by the officer, each officer or his estate will be entitled to receive all accrued but unpaid salary as of the date of termination.

        The employment agreements provided for the following minimum annual base salaries in 2004: $225,000 for Mr. Fourteau, $160,000 for Mr. Borne, $180,000 for Mr. Gibbons, and $150,000 for Mr. Mavrogordato. Mr. Gibbons and Mr. Mavrogordato were paid a prorated salary for the portion of the year they were employed by First Horizon of $25,227 and $131,250, respectively. Mr. Zacks commenced employment with First Horizon on December 30, 2004 and was not paid any compensation during any preceding period. Mr. Roberts received an annual base salary of $125,000 in 2004. These employment agreements entitle each officer to receive a bonus based upon criteria determined by the Compensation Committee. The Board of Directors retains the right to award additional compensation to each officer based on the officer's contributions to First Horizon.

        The agreements provide that in the event of termination within one year following a change of control, as defined in the agreements, each officer, other than Messrs. Fourteau and Borne, will be entitled to receive the officer's salary for twelve months following the officer's termination, 100% of the bonus that the officer received in the preceding year, if any, and continued health insurance coverage substantially equivalent to that provided to the officer prior to termination for a period of twelve months following termination. In the event of termination within one year following a change of control, Messrs. Fourteau and Borne will be entitled to receive their salary for a period of twenty-four months following their termination, 200% of the bonus received by the officers in the preceding year, if any, and continued health insurance coverage substantially equivalent to that provided to the officers prior to termination for a period of twelve months following termination. In addition, all options will become fully vested and immediately exercisable for Messrs. Fourteau, Borne, Gibbons, and Zacks, and a portion of Mr. Mavrogordato's unvested options will become vested and immediately exercisable.

        The employment agreements restrict each officer from directly or indirectly performing services for a competing business substantially similar to those he performs for First Horizon during that officer's employment with First Horizon and for twelve months following termination of employment. A business is a competing business if it is engaged in the development, marketing or sale of prescription drug products, including generic and non-generic drug products, which are competitive with: (1) those products being marketed by First Horizon at the time of the executive's termination; or (2) those products that the executive was aware were under development by First Horizon and expected to be marketed within two years of the executive's termination.

        The employment agreements also restrict each officer from soliciting First Horizon's current suppliers, customers or clients with whom the executive dealt, or with whom anyone in the executive's direct chain of command dealt, on behalf of First Horizon within the year preceding the executive's termination of employment, for the purpose of purchasing drug products (or ingredients of drug products) or selling or marketing drug products, including generic and nongeneric drug products, which are competitive with: (1) those products being marketed by First Horizon at the time of the executive's termination; or (2) those products that the executive was aware were under development by First Horizon and expected to be marketed within two years of the executive's termination. These employment agreements incorporate a document which prohibits each officer from disclosing any of First Horizon's trade secrets, confidential information or ideas that the officer may have acquired or developed relating to First Horizon's business for five years following termination of employment.

        First Horizon entered into a separation agreement and mutual release with Mr. Dixon on July 15, 2004. Pursuant to the separation agreement, in addition to the provisions set forth in Mr. Dixon's employment agreement, First Horizon agreed to pay the severance amounts in Mr. Dixon's employment agreement even though he resigned. In addition, First Horizon agreed to pay Mr. Dixon $30,000 for consulting services in addition to the severance payments due under his employment agreement.

        Notwithstanding anything to the contrary set forth in any of First Horizon's filings under the Securities Act or the Exchange Act that might incorporate other First Horizon filings, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

        First Horizon's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed entirely of independent directors as defined by Nasdaq rule 4200(15) and 4350(c) of the NASD Listing Standards for Nasdaq-listed companies.

        The Compensation Committee is responsible for the strategic direction and administration of the compensation structure of First Horizon, including, recommending salaries and incentive compensation awards for executive officers, recommending director compensation and administering First Horizon's 2000 Stock Option Plan, 2002 Stock Option Plan, Employee Stock Purchase Plan, Employee Stock Ownership Plan, 1997 Nonqualified Stock Option Plan, 2003 Nonqualified Stock Option Plan, 401(k) Plan and welfare benefit plans. The specific duties and responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, which is available under the Corporate Governance section of First Horizon's website at www.fhrx.com. You will find the charters by clicking "Investor Relations" and then "Corporate Governance." The information set forth on this website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of First Horizon's other filings under the Securities Act or the Exchange Act, except to the extent that First Horizon specifically so provides.

        The Compensation Committee met five times during the 2004 fiscal year and also took action by written consent. All Compensation Committee members are actively engaged in the review of matters presented at Compensation Committee meetings. The members of the Compensation Committee responsible for determining salary and incentive compensation awards for the 2004 fiscal year were Pierre Lapalme, Jon S. Saxe and Patrick J. Zenner. From time to time, the Compensation Committee selects and engages outside compensation consultants and other experts for survey data and other information as it deems appropriate.

        The Compensation Committee has furnished the following report on executive compensation for the 2004 fiscal year.

Executive Compensation Philosophy

        A few simple principles are the foundation of our compensation program. Because employees are the key to our success, we believe in providing market-competitive compensation and benefits that will enable us to attract and retain a talented, diverse workforce, which helps us maintain a critical advantage in our competitive marketplace. In addition, we believe that employees should have the opportunity to participate in the ownership of First Horizon and to share in the value they help create. We also believe that rewards should be proportional to each employee's contribution to our success.

        Our compensation philosophy emphasizes each individual's responsibility for high achievement and provides a strong link between pay and performance on both an individual and company level.

Executive Compensation Practices

        Periodically, the Compensation Committee reviews and selects a group of public companies from our industry peer group that have approximately the same amount of revenue as First Horizon has and that are otherwise similarly situated for use in benchmarking executive compensation. While a group of peer companies was not selected for fiscal year 2004, First Horizon has selected a group of peer companies for fiscal year 2005. From time to time, the Compensation Committee uses an independent compensation consultant to develop the information from the group of peer companies surveyed and recommend the appropriate range for each component of executive compensation so that the overall levels are aligned with First Horizon's compensation philosophy for each of the named executive officers. The Compensation Committee's practice is to target compensation levels for executive officers at the 50th percentile of total compensation of surveyed companies in both the mix of elements that determines compensation levels and total compensation. Based upon review of the compensation arrangements discussed below, our assessment of compensation at surveyed companies and our assessments of individual and corporate performance, we believe that the value and design of our executive compensation program is appropriate. Generally, performance is measured by the following factors, which may vary as required by business conditions:

  1.
  long and short term strategic goals;

  2.
  revenue, profit and return on invested capital goals;

  3.
  customer satisfaction and market growth;

  4.
  growth and new business creation;

  5.
  total stockholder return;

  6.
  development of strong leadership and accountability throughout First Horizon; and

  7.
  fostering teamwork and other core values of First Horizon.

        In setting the goals and measuring an executive officer's performance against those goals, First Horizon considers the performance of its competitors and general economic conditions. None of the factors included in First Horizon's strategic and business goals are assigned a specific weight. Instead, the Compensation Committee recognizes that the relative importance of these factors may change in order to adapt First Horizon's operations to specific business challenges and to reflect changing economic and market conditions.

Components of Executive Compensation

        The compensation arrangement for executive officers consists of the following components:

Base Salary

        Base Salary is baseline cash compensation and is determined by the competitive market and individual performance. In general, Base Salary for each employee, including executive officers, is established each year based on (1) a compensation range which corresponds to the individual's job responsibilities, (2) the individual's overall individual job performance and (3) the competitive market. During fiscal year 2004, salaries for the named executive officers were increased within the following range: 6.6% to 7.1%. The Compensation Committee believes that current salaries approximate median salary levels for the group of peer companies surveyed.

Annual Incentive Compensation Awards

        First Horizon's compensation for performance philosophy ensures that annual incentive compensation awards follow the achievement of business specific goals. The bonus plan provides for cash bonuses to be paid annually when certain performance targets are achieved. During fiscal year 2004, the executive officers participated in the bonus plan. Actual bonuses paid to executive officers in fiscal year 2004 were based on the achievement of certain performance targets which included targeted growth of certain of First Horizon's promoted products, the acquisition of new products and the attainment of certain earnings targets. Each participant's maximum bonus possible for fiscal year 2004 was initially set at 50% of the participant's base salary. The target bonus is discretionary and actual amounts paid may be more or less than the targeted amount. As a result of financial results in excess of expectations, the bonus award for fiscal year 2004 for the named executive officers equaled 67% of base salary.

Long-Term Incentive Awards

        The long-term incentive compensation awards are designed to encourage the creation of long-term value for our stockholders by increasing the retention of qualified key employees and aligning the interests of executive officers with the achievement of specific performance targets set by First Horizon. In fiscal year 2004, the Compensation Committee granted stock options in accordance with the 2002 Stock Plan. During fiscal year 2004, stock options were granted to First Horizon's executive officers as incentives to aid in the retention of the executive officers and to align their interests with those of the stockholders. The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and is based on past performance, evaluation of other compensation, anticipated future contribution and ability to impact First Horizon's results. The stock options granted in fiscal year 2004 become exercisable either (i) over a four year period or (ii) at the earlier of the fifth anniversary of the grant date or the meeting of certain performance based metrics. The stock options were granted at an exercise price equal to fair market value of First Horizon's common stock on the date of grant.

        Following the recommendation of the independent compensation consultant to the Compensation Committee, First Horizon adopted an Employee Stock Ownership Plan effective January 1, 2005 in which all of its employees, meeting certain tenure requirements are eligible to participate. Currently, no stock has been awarded under the Employee Stock Ownership Plan; however, we expect to award stock under the plan for the current fiscal year.

Severance Arrangements

        First Horizon entered into a separation agreement and mutual release with Mr. Dixon on July 15, 2004. Pursuant to the separation agreement, First Horizon agreed to pay Mr. Dixon $246,500 in severance and post-employment payments, $4,300 contributed under First Horizon's 401(k) plan, $149 for group term life insurance, $1,809 for group health insurance premiums, $483 for short term disability insurance premiums, $4,353 in COBRA payments. In addition, Mr. Dixon received $30,000 for consulting services performed for the Company.

Retention Arrangements

        First Horizon entered into a retention arrangement with Alan Roberts on April 24, 2003. Pursuant to the retention arrangement, First Horizon agreed to pay to Mr. Roberts a retention payment of $28,750.

Retirement and Other Benefits

        The benefits philosophy of First Horizon provides employees protection from catastrophic events and offers health and welfare benefits. During fiscal year 2004, First Horizon offered the following benefits to its executive officers: contributions under First Horizon's 401(k) plan, group term life insurance, group health insurance premiums, short term disability insurance premiums, certain personal expense reimbursements and participation in an excess benefit plan that provides supplemental retirement benefits that cannot be provided by the pension plan because of Internal Revenue Code limits on contributions and benefits.

Policy Regarding Compensation in Excess of $1 Million a Year

        Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to First Horizon's named executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is "performance based" as defined in Section 162(m) of the Code. The Compensation Committee considers the net cost to First Horizon, and its ability to effectively administer executive compensation in the long-term interests of shareholders. Accordingly, the Compensation Committee intends for annual incentive compensation awards and long-term incentive compensation awards to be fully deductible under Section 162(m) of the Code.

Compensation of the Chief Executive Officer

        Mr. Fourteau has served as Chief Executive Officer of First Horizon since November 2003, and as a member of the Board of Directors since May 2004. The Compensation Committee used the executive compensation practices described above to determine Mr. Fourteau's compensation for fiscal year 2004. In setting both the cash and equity elements of Mr. Fourteau's compensation in 2004, the Compensation Committee made an overall assessment of Mr. Fourteau's contribution to First Horizon including his leadership in establishing First Horizon's strategic business goals, Mr. Fourteau's compensation for fiscal year 2003 and the achievement of certain performance targets and business objectives of First Horizon.

        Based on the Compensation Committee's consideration of the foregoing, the Compensation Committee determined that Mr. Fourteau should receive the compensation package for fiscal year 2004 set forth below.

        For fiscal year 2004, Mr. Fourteau received a base salary of $225,000 and a cash bonus of $150,750. Mr. Fourteau was granted options to purchase 100,000 shares in fiscal year 2004. Mr. Fourteau also received the following other compensation for the 2004 fiscal year: $5,116 contributed under First Horizon's 401(k) plan; $255 for group term life insurance; $6,256 for group health insurance premiums; $828 for short term disability insurance premiums; and $28,697 in general personal expense reimbursements related to travel between his home and the Company.

        The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

                    COMPENSATION COMMITTEE

                    Pierre Lapalme, Compensation Committee Chairman
                    Jon S. Saxe, Compensation Committee Member
                    Patrick J. Zenner, Compensation Committee Member

DIRECTOR COMPENSATION

        First Horizon reimburses each member of the Board of Directors for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors. In 2005, each director who is not an employee will receive a fee of $30,000 per year, $1,500 for each meeting of the Board of Directors attended and $750 for participation on each telephonic conference of the Board of Directors. The Chairman of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Mergers and Acquisitions Committee will each receive a chairmanship fee of $5,000 per year. The Chairman of the Board of Directors will also receive an additional fee of $10,000 per year. Each director who is not an employee and not affiliated with a greater than 10% stockholder, namely each director other than Dr. Kapoor and Mr. Fourteau, receives options to purchase 7,500 shares of First Horizon's common stock upon election to the Board of Directors and after each annual meeting of stockholders receives 2,500 shares of restricted common stock plus options to purchase 7,500 shares of common stock.

STOCK PRICE PERFORMANCE GRAPH

        Set forth below is a line-graph presentation comparing the cumulative stockholder return on First Horizon's common stock against cumulative total returns of The Nasdaq Stock Market and the Nasdaq Pharmaceutical Index. The performance graph shows total return on investment for the period beginning May 31, 2000 when First Horizon's common stock began trading on the Nasdaq National Market and ending December 31, 2004. The stockholder return shown on the graph below is not necessarily indicative of future performance, and First Horizon will not make or endorse any predictions as to future stockholder returns.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST HORIZON PHARMACEUTICAL CORPORATION,
NASDAQ MARKET INDEX AND NASDAQ PHARMACEUTICAL

ASSUMES $100 INVESTED ON MAY 31, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2004

VALUE OF $100 INVESTED ON MAY 31, 2000 AT:

	5/00	12/00	12/01	12/02	12/03	12/04
FIRST HORIZON PHARMACEUTICAL CORPORATION	100.00	384.38	550.79	140.14	210.83	428.97
NASDAQ PHARMACEUTICAL INDEX	100.00	117.16	99.53	61.34	88.49	95.64
NASDAQ STOCK MARKET (U.S.)	100.00	72.34	55.84	39.07	59.39	64.76

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On September 13, 2004, First Horizon purchased 500,000 shares of its common stock from Kapoor-Pharma Investments, L.P., an affiliate of Dr. Kapoor, the Chairman of the Board of Directors of First Horizon, at $19.04 per share, the fair market value of First Horizon common stock as indicated by the closing price on the date of the repurchase as reported by the Nasdaq National Market. Dr. Kapoor is the President and sole stockholder of Kapoor-Pharma Investments, L.P. First Horizon paid an aggregate of approximately $13.4 million to repurchase the shares. The shares sold by Kapoor-Pharma Investments, L.P. were acquired between 1992 and 1999. The repurchase was unanimously approved by the Board of Directors of First Horizon prior to its completion, with Dr. Kapoor abstaining.

        On December 10, 2004, First Horizon purchased 1,000,000 shares of its common stock from certain related parties for a price per share of $23.19, the fair market value of First Horizon common stock as indicated by the closing price on the date of the repurchase as reported by the Nasdaq National Market. First Horizon paid an aggregate of approximately $23.2 million to repurchase the shares. The repurchased shares consisted of the following: 200,000 shares from Kapoor-Pharma Investments, L.P.; 500,000 shares from Dr. Kapoor; 200,000 shares from Mr. Fourteau, Chief Executive Officer of First Horizon; and 100,000 shares from Mr. Borne, Chief Financial Officer of First Horizon. Messrs. Fourteau and Borne acquired their shares through the exercise of options at an average exercise price of $5.15 and $9.25, respectively. The exercise prices for the options exercised by Messrs. Fourteau and Borne were determined by the Board of Directors and calculated using the average of the high and low market price on the day of the grant as reflected on the Nasdaq National Market. The shares sold by Kapoor-Pharma Investments, L.P. and by Mr. Kapoor were acquired between 1992 and 1999. The repurchase was unanimously approved by the Board of Directors prior to its completion, with Dr. Kapoor and Mr. Fourteau abstaining.

        First Horizon acquired the above shares pursuant to the then ongoing stock repurchase plan previously adopted by the Board of Directors and, in part, to establish a pool of authorized shares that will be available for contribution to the Employee Stock Ownership Plan of First Horizon over time as First Horizon, in its discretion, deems appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires First Horizon's executive officers, directors and 10% stockholders to file reports regarding their initial ownership of First Horizon's common stock and changes in ownership with the SEC and the Nasdaq Stock Market. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish First Horizon with copies of all Forms 3, 4 and 5 and any amendments thereto filed with the SEC or a written representation that the person is not required to file a Form 5. Based solely on its review of copies of such documents, First Horizon believes that with respect to 2004, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

PROPOSAL 2
RATIFICATION OF APPOINT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        Action is to be taken at the annual meeting with respect to the ratification of the independent registered public accounting firm, who were selected by the Audit Committee of the Board of Directors, to audit the financial statements of First Horizon for fiscal year ending December 31, 2005. Although the ratification of independent registered public accounting firm is not required to be submitted to a vote of the stockholders, First Horizon believes that such ratification is a matter on which the stockholders should express their opinion. Notwithstanding stockholder approval of the ratification of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the Audit Committee believes that such a change would be in the best interest of First Horizon and its stockholders. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain BDO Seidman, LLP as the independent registered public accounting firm of First Horizon for the fiscal year ending December 31, 2005.

        BDO Seidman, LLP has advised First Horizon that no member of its firm has any direct or indirect material financial interest in First Horizon. Representatives of BDO Seidman, LLP, our independent registered public accounting firm for the current year, and Deloitte & Touche LLP, our independent registered public accounting firm for the year ending December 31, 2004, are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the stockholders.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF FIRST HORIZON.

TRANSACTION OF OTHER BUSINESS

        As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

FUTURE STOCKHOLDER PROPOSALS

        Proposals by stockholders intended to be presented at First Horizon's 2006 Annual Meeting of Stockholders must be received by First Horizon at its Corporate Headquarters no later than December 6, 2005, in order to be included in First Horizon's 2006 Proxy Statement. However, in the event that the date of First Horizon's 2006 Annual Meeting is changed by more than 30 days from this year's Annual Meeting, then proposals must be received within the period of time specified in First Horizon's Amended and Restated Bylaws.

        First Horizon's Amended and Restated Bylaws require that in order for stockholders to nominate directors or bring matters before an Annual Meeting, stockholders must be received by the Secretary at that address (a) in the case of an annual meeting, not less than 90 days nor more than 130 days prior to the date of the anniversary of the previous year's annual meeting; provided, however, if the annual meeting is more than 30 days prior to or 60 days after the anniversary date of the previous year's annual meeting, then the notice must be received not later than the later of (i) the close of business 90 days prior to the annual meeting or (ii) the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or publicly disclosed and (b) in the case of a special meeting, not more than the close of business on the tenth (10th) day following the day on which the notice of the date of the special meeting was mailed or publicly disclosed, whichever occurs first.

BENEFICIAL OWNERS

        Unless we have received contrary instructions, First Horizon may send a single copy of its annual report, proxy statement and notice of annual meeting to any household at which two or more stockholders reside if First Horizon believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce First Horizon's expenses.

        If you would like to receive your own set of First Horizon's annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of First Horizon's annual disclosure documents, follow these instructions.

        If your shares are registered in your own name, please contact First Horizon at its executive offices at 6195 Shiloh Road, Alpharetta, Georgia 30005, Attention: Secretary at (770) 442-9707 to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

        Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

        Upon the written request of any record or beneficial owner of common stock of First Horizon whose proxy was solicited in connection with the 2005 Annual Meeting of Stockholders, First Horizon will furnish such owner, without charge, a copy of its Annual Report on Form 10-K without exhibits for its fiscal year ended December 31, 2004. Requests for a copy of such Annual Report on Form 10-K should be addressed to Investor Relations, First Horizon Pharmaceutical Corporation, 6195 Shiloh Road, Alpharetta, Georgia 30005.

        It is important that proxies be returned promptly. Stockholders who do not expect to attend the meeting in person are urged to sign, complete, date and return the proxy card in the enclosed postage-paid envelope, or vote by telephone or via the Internet.

By Order of the Board of Directors

John N. Kapoor, Ph.D. Chairman of the Board

April 22, 2005

PROXY	PROXY

FIRST HORIZON PHARMACEUTICAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MAY 31, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of First Horizon Pharmaceutical Corporation, a Delaware corporation ("First Horizon"), hereby appoints Darrell Borne as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders to be held at 1:00 p.m. (EDT) on Tuesday, May 31, 2005 at First Horizon's Corporate Headquarters at 6195 Shiloh Road, Alpharetta, Georgia 30005, and at any adjournment(s) or postponement(s) thereof and, to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on matters set forth on the reverse side of this proxy card.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF THIS PROXY IS EXECUTED AND NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION NAMED ON THIS PROXY CARD, FOR RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF FIRST HORIZON AND IN THE DISCRETION OF THE PROXY WITH RESPECT TO THE TRANSACTION OF ALL OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

(Continued and to be signed on reverse side)

FIRST HORIZON PHARMACEUTICAL CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    •

CONTROL NUMBER
The Board of Directors recommends a vote "FOR" the election of all the nominees.
1.	Election of Class C Directors for a three year term.
	Nominees:	Pierre Lapalme			For All
		William J. Robinson	For	Withhold	Except
		Patrick J. Zenner	( )	( )	( )
Instruction: To withhold authority to vote for any individual nominee, write the nominee's name on the line above.
The Board of Directors recommends a vote "FOR" matter (2) listed below.
2.	Ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of First Horizon.		For ( )	Against ( )	Abstain ( )
3.	To transact such other business as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.
CHECK HERE IF YOU PLAN TO ATTEND THE MEETING					☐
The proxy is authorized to vote, in his discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
By executing below, the undersigned acknowledges receipt from First Horizon, prior to the execution of this proxy, of a notice of the Annual Meeting, a Proxy Statement and an Annual Report.
		Dated:			, 2005

Signature

Signature if held Jointly

NOTE: Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee or guardian or as an officer, signing for a corporation or other entity, please give full title under signature.
/*\ FOLD AND DETACH HERE /*\

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

FIRST HORIZON PHARMACEUTICAL CORPORATION

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of First Horizon Pharmaceutical Corporation that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

Accessing the World Wide Web site http://www.eproxyvote.com/FHRX/ to vote via the internet. Have your control number (located in the upper right corner of the proxy form) available when you access the web page.

Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. Have your control number (located in the upper right corner of the proxy form) available when you call.

Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to First Horizon Pharmaceutical Corporation c/o LaSalle Bank N.A., P.O. Box LL, Chicago, IL 60603.

QuickLinks

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
VOTING PROCEDURES
PROPOSAL I ELECTION OF CLASS C DIRECTORS
AUDIT COMMITTEE REPORT
Summary Compensation Table
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG FIRST HORIZON PHARMACEUTICAL CORPORATION, NASDAQ MARKET INDEX AND NASDAQ PHARMACEUTICAL
VALUE OF $100 INVESTED ON MAY 31, 2000 AT
PROPOSAL 2 RATIFICATION OF APPOINT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TRANSACTION OF OTHER BUSINESS
FUTURE STOCKHOLDER PROPOSALS
BENEFICIAL OWNERS